Exhibit 99.1

REALNETWORKS REPORTS THIRD QUARTER 2003 RESULTS AND ANNOUNCES OVER 250,000
PAYING SUBSCRIBERS TO ITS DIGITAL MUSIC SERVICES

Total Paying Subscribers over 1.15 Million; Subscription Revenue Up 10% over Prior Quarter

SEATTLE, October 28, 2003 — RealNetworks, Inc. (Nasdaq: RNWK), the global leader in digital media services and software, today announced results for the quarter ended September 30, 2003. For the third quarter of 2003, revenue was $51.8 million, up 4% from the second quarter of 2003, and up 14% from the third quarter of 2002. Net loss was $3.7 million or ($0.02) per share compared to a net loss of $35.4 million or ($0.22) per share in the third quarter of 2002. RealNetworks also announced that its digital music services business, including both Rhapsody and premium radio, grew to over 250,000 subscribers, an increase of over 46% over the combined music subscribers of RealNetworks and Listen.com at the end of the prior quarter; total premium digital media subscription services expanded 15% to over 1.15 million paying subscribers from over 1 million at the end of the second quarter.

“These results demonstrate both our continued momentum in paid content services and how well our model fits when applied to music,” said Rob Glaser, Chairman and CEO, RealNetworks, Inc. “With over a quarter million subscribers, we’re clearly the leader in music subscription services and believe that we are building a strong foundation for future success in digital music services.”

Total revenue and the net loss were consistent with last quarter’s guidance. Third quarter revenue from the consumer business, including advertising, increased 22% from the prior year to $36.4 million, and increased 10% from the second quarter of 2003. In the third quarter, consumer revenue accounted for 70% of total revenue, up from 67% in the prior quarter. Subscription revenue, included in consumer revenue, was $27.9 million, a 30% increase from the prior year and a 10% increase from the previous quarter. Revenue from the technology business was $15.4 million, essentially flat compared to the third quarter of 2002 and down 6% from last quarter.

Blended gross margin was 64% compared to 70% in the second quarter primarily as a result of seasonal costs relating to our video subscription services and the growth of our music business. Cash decreased slightly during the third quarter to $379 million on September 30, 2003 from $389 million on June 30, 2003. Approximately $14 million of cash outflow was related to the August 2003 Listen.com acquisition.

For the fourth quarter of 2003, RealNetworks expects revenue between $52 million and $56 million. Gross margins should be flat to slightly lower than the third quarter as the lower margin music subscription business continues to grow. We expect operating expenses to rise slightly as the company will have 3 full months of operating expenses relating to the Listen acquisition as opposed to 2 months in the third quarter and as a result of anticipated increased marketing activities related to our music business. Based on the amount of discretionary marketing spending anticipated in the fourth quarter, RealNetworks expects a GAAP net loss per share for the fourth quarter to be in the range of ($0.01) to ($0.04).

Number One Online Music Subscription Business

During the third quarter RealNetworks completed the acquisition of Listen.com, and grew music service subscriptions, including premium radio, to over 250,000 subscribers, which represents a 46% increase over what Listen.com and RealNetworks together had at the end of June. Consumers’ usage of Rhapsody nearly doubled from 12 million songs streamed on-demand in July to more than 21 million in September. Marketing and distribution of Rhapsody expanded though aggressive promotion through RealNetworks’ Web properties and PC products, as well as through a relationship with Best Buy in which Best Buy is promoting and selling Rhapsody online and in all 560 Best Buy stores nationwide.

Expansion of Mobile Business Into Consumer Media Services

In the third quarter RealNetworks launched its first premium mobile media service in the U.S. through RealOne for Sprint PCS. Sprint customers can now watch and hear breaking news, market reports, sports highlights, weather forecasts and additional entertainment services anywhere on the Sprint Nationwide PCS Network.

Internationally, RealNetworks extended its strong leadership position in the mobile telephone market through deliveries to Vodafone as well as new agreements with Asian carriers M1 of Singapore and IM3 of Indonesia. New mobile phone devices that shipped with the RealOne Player in the third quarter included the Nokia N-Gage, 6600 and 3600 and the Palm Tungsten E and Tungsten T3.

ADJUSTED EPS

Certain financial analysts track RealNetworks’ performance based on measures other than Generally Accepted Accounting Principles, including Adjusted EPS. As a result, RealNetworks provides the following reconciliation from net loss reported in accordance with GAAP. For the quarter ended September 30, 2003, excluding non-cash expenses related to stock compensation, minority investments and gains on investments, but including depreciation charges, adjusted loss per share is as follows:

Quarter Ended September 30, 2003
(in thousands, except per share data)

Net loss	$(3,654)
Amortization of stock compensation	366
Equity in net loss of MusicNet	1,149
Gain on investments	(415)
Adjusted loss	(2,554)
Adjusted loss per share	$(0.02)

RealNetworks’ Third Quarter 2003 Earnings will be webcast live today at 5pm ET/ 2pm PT at: http://www.realnetworks.com/company/investor/earnings.html.

The call will be available on-demand at the same URL upon conclusion of the live feed.

For More Information:

Press Inquiries — Greg Chiemingo, RealNetworks, (206) 892-6234, gchiemingo@real.com or Financial Inquiries — Roy Goodman, RealNetworks, (206) 892-6841, rgoodman@real.com

ABOUT REALNETWORKS

RealNetworks, Inc. is the leading global provider of network-delivered digital audio and video services and the creator of the technology that enables digital media creation, distribution and consumption. Consumers use RealNetworks’ RealOne Player and RealNetworks’ content subscription service, RealOne SuperPass™, to play free and premium digital content. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to deliver digital media to PCs, mobile phones and consumer electronics devices. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://www.real.com. RealNetworks’ systems and corporate information is located at http://www.realnetworks.com.

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to: (a) continued growth and acceptance of media subscription services; (b) RealNetworks’ ability to continue to grow and sustain a successful consumer subscription and paid content businesses, and increase revenue; and (c) revenue, expense, margin and net loss projections for the fourth quarter of 2003. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include; whether RealNetworks will be able to successfully integrate Listen.com following the closing of the acquisition; development and consumer acceptance of legal online music distribution services; risks associated with the sustained adoption and use of RealNetworks’ services by customers, including the uncertainty of whether consumers will continue to pay for subscription content over the Internet, which is a relatively new and unproven business model, and the potential that we will be unable to continue to enter into commercially attractive agreements with third parties for the provision of compelling content for our subscription service offerings; the emergence of new entrants and competition in the market for digital media subscription offerings; the impact on our gross margins from content costs and from the mix of subscribers to subscription offerings with higher content costs than others; competitive risks, including competing technologies, products and services, and the competitive activities of our larger competitors, some of which have strong ties to streaming media users through other products; and RealNetworks’ independent decisions, from time to time, based on all factors it deems relevant, whether to repurchase shares under its stock buyback program. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the year ended December 31, 2002, and its quarterly report on Form 10-Q for the prior quarter and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission.

RealNetworks, RealAudio, RealVideo, Helix, and RealOne are trademarks or registered trademarks of RealNetworks, Inc. Listen.com and RHAPSODY are trademarks or registered trademarks of Listen.com. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.